Exhibit 99.1

March 16, 2012

Tulsa, Oklahoma

First Trinity Financial Corporation Announces Operating Results for Year Ended

December 31, 2011

First Trinity Financial Corporation today reported operating results for the year ended December 31, 2011. For the year ended December 31, 2011, net income increased to $7,359,993 compared to $91,336 for the year ended December 31, 2010. The increase in 2011 net income is primarily attributed to a $6,915,479 realized gain from the 2011 acquisition of Family Benefit Life Insurance Company. In addition, net income per common share (basic and diluted) increased to $1.00 per share for 2011 compared to $0.01 for 2010. Assets also increased to $144,747,655 as of December 31, 2011 from $61,588,861 as of December 31, 2010. The increase in 2011 assets is primarily attributed to the 2011 acquisition of assets with a fair value of $68,957,169 from Family Benefit Life Insurance Company.

About the companies:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma. First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange. First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company. It now has three wholly owned subsidiaries in those businesses: Trinity Life Insurance Company, Family Benefit Life Insurance Company and First Trinity Capital Corporation. First Trinity is owned by over 4,000 Oklahoma residents.

Trinity Life Insurance Company (www.trinitylifeinsurance.com) is a life insurance and annuity company headquartered in Tulsa, Oklahoma, offering life insurance and annuity products to the citizens of Oklahoma, Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio and Texas.

Family Benefit Life Insurance Company is a Missouri domiciled life insurance and annuity company with its home office in Jefferson City, Missouri offering life insurance and annuity products in the states of Missouri, Arizona, Colorado, Kansas, Nebraska, New Mexico and Oklahoma.

First Trinity Capital Corporation was incorporated in 2006, and began operations in January 2007 providing financing for casualty insurance premiums. First Trinity Capital provides financing for casualty insurance premiums for individuals and companies and is licensed to conduct premium financing business in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.